Exhibit 99.2

Resignation Policy Relating to Majority Voting for Directors

GM's bylaws provide that, in uncontested elections (i.e., those where the number of nominees is the same as the number of directors to be elected), directors are elected by a majority of the votes cast. The bylaws further provide that in order for any incumbent director to become a nominee of the board for further service on the board, such person must submit an irrevocable resignation, contingent (i) on that person not receiving more than 50% of the votes cast, and
(ii) acceptance of that resignation by the Board in accordance with policies and procedures adopted by the Board for such purposes.

Within 90 days after receipt of the Certified Vote, the Directors & Corporate Governance Committee (the "Committee") and the Board will consider the tendered resignation(s) in light of the best interests of GM and its stockholders. In determining whether to accept or reject the resignation(s), or whether other action should be taken to select substitute person(s) to serve as a director(s) in place of an unsuccessful incumbent, the Committee and the Board may consider any factors they determine appropriate and relevant, but in any event will accept the resignation of an unsuccessful incumbent absent a compelling reason to reject the resignation. Compelling reasons for rejecting a resignation might include, among other things and without limitation; (i) any stated reasons why stockholders voted against such director; (ii) any alternatives for addressing the reason for the "against" votes; (iii) loss of a given director would eliminate a financial expert from the audit committee;(iv) loss of a given director would cause the board to have less than a majority of independent directors; (v) loss of a given director would cause the corporation to fail to satisfy stock exchange listing requirements; (vi) loss of a given director would result in a default or breach under any loan covenants, or (vii) loss of a given director would trigger a significant payment under an executive employment contract(s) or other contract(s).

The Board expects an unsuccessful incumbent to exercise voluntary recusal from participation, except in limited circumstances, in considering and acting upon the recommendation of the Directors and Corporate Governance Committee or the decision of the Board of Directors with regard to these matters.

Within four business days following acceptance or rejection of the resignation, the Corporation will file a report with the U.S. Securities Exchange Commission on Form 8-K in which it will publicly disclose its decision and set forth in reasonable detail the rationale relied upon by the Board in making that decision.

If all directors are unsuccessful incumbents following an annual or special meeting of stockholders (or solicitation of written consent of stockholders), the incumbent Board will nominate a new slate of directors and, within 180 days after the certification of the stockholder vote, hold a special meeting for the purpose of electing a board of directors. In such circumstances, the incumbent Board will continue to serve until new directors are elected and qualified.